Exhibit 10.41

Summary

By courtesy we enclose this translation as an explanation of the Dutch version. The Dutch version is legally valid.

Lessor

Schootsepoort Onroerend Goed Beheer, representing Stichting Philips Pensioenfonds established in Eindhoven, Beukenlaan 143.

Lessee

Align Technology Inc. USA. Lessor requests a subtract of registration Chamber Of Commerce with the authorized person(s) to sign the lease.

Property to be leased

Approx. 1,066 sqm. Lettable Floor Area (LFA) situated on the ground and first floor (including a share in common space) in building A (solitary building) of the new office development ‘Telespy’ at the Tempelhofstraat, Amsterdam.

Lessee can lease parking spaces in the parking garage. According to the parking ratio (1:107) 10 spaces are available.

Lessee has the possibility to lease additional 67 – 140 m² archive space in the basement.

Lease term

5 years with contiguous extension periods of 5 years. First extension period is tenants option only.

Commencement date of the lease

July 1, 2004.

Notice period

12 months.

Rent

Office	EUR 160.00 per sqm. per annum, excluding service charges and VAT;
Archive	EUR 70.00 per sqm. per annum, excluding service charges and VAT;
Parking	EUR 1,500.00 per space per annum, excluding VAT.

Designated use:	Approximately 30% of the leased area is technical space in which an X-ray machine is operating. All governmental permits will be shown to lessor, the other approx. 70% will be used as office space.

Payment:	Rent and service charges plus VAT, to be paid quarterly in advance. First payment of rent will take place on March 1 2005. Service charge are to be paid as of date of commencement.

Security:	A bank quarantine of 3 months rent, including service charges with VAT.

Level of outfitting:	Lessor will deliver the rented space including:
– Windows can be opened so sunblinds will still be operable inside.
– Stairs with carpeting.
– Ceiling height 2750 mm, ceiling height external wall 3150 mm, ceilings with light fittings, air inlet grids, etc.

– Climate installation, adjustable per 25 square meters.
– Luxury lavatories per floor and a disabled lavatory.
– Cable ducts above ceiling.
– Service panel in central entry hall.
– Doorbell, fire detection.
– Connection point for pantry, provisional sum of € 5000, ex. VAT for a pantry.
– Parking garage has a roller door and intercom installation with connection to both rented floors so garage door and doors can be opened automatically.

– Main entry door with automatic door opener and letterbox.
– Internal and external signs, as well as in elevators with lessee’s name.
– Receptions desk, provisional sum € 5000,— excluding VAT.
– Lessor creates a good entrance at the rear side of the building so a separate entrance is there for euro pallets. Lessee will give details.

– Air-conditioning in all rooms, in both floors. We would like to know how many

   W/m² the topcooling system is right now.

Fit out contribution:	The lessor should calculate with 6% instead of 7% interest and the penalty should be adjusted. Please give us an other calculation with amounts.

Lease contract:	ROZ-model July 2003, subject to lessee’s approval.

Rent adjustment

Increased annually, for the first time on July 1, 2005, on the basis of the change in the monthly index in accordance with the consumer price index (CPI), series CPI All Households (2000 = 100), as published by the Central Bureau of Statistics (CBS).

Service/service charges

The service charges amount to EUR 22.00 per sqm. per annum plus BTW. (The service charges must be paid in advance. Settlement will take place annually on the basis of the actual costs.) Overview of the services: See lease proposal – Dutch version.

Payment

Rent and service charges plus BTW, to be paid quarterly in advance. First rent payment will take place on March 1, 2005. Service charges are to be paid as of date of commencement.

Security

Bank guarantee or deposit amounting to 3 months’ rent, including service charges and BTW.

If a subsidiary of Align Technology Inc. USA will be assigned as lessee, lessor requests additional security by a corporate guarantee provided by the parent company (Align Technology Inc. USA).

Use

To be used as office space with technical space (for X-Ray scan) and parking. Lessor emphasises that the current designated use is office. Lessee is responsible for holding the necessary permits for the intended use.

Level of outfitting

See lease proposal – Dutch version

Special features

•	Rent free period

Lessee receives a rent free period of 8 months; first rent payment on January 2005. Service charges are to be paid as of date of commencement.

•	Fit out contribution

Lessor is prepared to contribute a fit out allowance of EUR 300.00 per sqm. LFA (f.e. to be used for purchase of partitioning, carpeting, cabling and/or furniture).

For compensation lessee will pay an additional rent of EUR 39.00 per sqm. LFA. Lessee provides an additional bank-or corporate guarantee for the total amount of the investment.

This contribution is based on a 10 years annuity; 6% interest. If lessee does not use her right to extend the lease, lessee should pay a one-time penalty of EUR 170.00 per sqm. LFA.

•	Goods entrance

Lessor creates a goods entrance at the rear side of the building including reinforcing the outside floor grid. Point of departure is a separate entrance for shipping by euro-pallet.

•	Kitchenette and reception desk

Lessor contributes a provisional sum with a maximum of EUR 10,000.00 excl. BTW for a kitchenette in the leased space and a reception desk. Execution in consultation with lessor.

•	Cooling

The building is fitted with mechanical ventilation system with peak cooling. Cooling capacity is 35 W/sqm. If required additional cooling capacity can be created in technical space (X-Ray scan and computer room). Lessor requests lessee to provide details regarding the required cooling capacity.

•	Floor load

Lessor guarantees that the technical equipment can be put on the ground floor according to the specifications of the architect (details have already been send to you).

•	Market rent review

Both parties have the right to adjust the rent to the market after every lease term (for the first time on July 1, 2009). Review exercised according to the ROZ standard.

•	Name sign

Lessee has the right to put up a name sign -advertising sign on the facade of the building A after approval of lessor and local authorities. Lessee will show an example to owner before putting up the sign for approval. Lessor will not disapprove on unreasonable grounds. Lessee can use one flagpole.

•	Right to sublease/ substitition

Lessee has the right to sublease the whole or a part of rented area or the right of substitution, after written approval of the lessor who will not disapprove on unreasonable grounds.

•	Miscellaneous items

–    Lessor arranges electricity meters and intercom/ opener per floor;

–    Lessee is free to place the reception desk;

–    Lessor arranges name signs in the building.

Miscellaneous

Lessee has the right to dissolve the lease agreement if the required permit(s) for the use of the X-Ray scan and/or a general occupancy permit is not issued by local government. The dissolved can only be called in by letter together with the rejection letter and at latest on Friday September 10, 2004. When the right is exercised, lessee will credit all incentives given by – and compensate investments made by – lessor within 10 working days, including 7% interest over the period from provision to date of dissolvement.

Until the lease agreement is irrevocable, lessor will not start with adjustments to the leased space or apply for a building permit for the goods entrance.

PER POST EN TELEFAX 020 404 93 56

Van Dijk en Ten Cate Vastgoed Adviseurs

T.a.v. de heer R.J.F. ten Cate

De Boelelaan 7

1083 HJ AMSTERDAM

Betreft	Onze referentie	Datum
Telespy, Tempelhofstraat	Fab/Qbu/A5	13 mei 2004
Telefoon	Contactpersoon	E-mail
020 5711431	ing. Erik O. Tijsma	etijsma@dtz.nl

Geachte heer Ten Cate,

Naar aanleiding van uw schriftelijke reactie van 6 mei 2004 op ons huurvoorstel van 20 april 2004 ten behoeve van uw cliënt Align Technology, is het ons een genoegen u hierbij ons aangepaste huurvoorstel te doen op basis van navolgende uitgangspunten en voorwaarden.

Verhuurder

Schootsepoort Onroerend Goed Beheer, namens Stichting Philips Pensioenfonds gevestigd te Eindhoven aan de Beukenlaan 143.

Huurder

Align Technology Inc. USA. Graag ontvangen wij een uittreksel KVK waarop vermeld de tekeningsbevoegde perso(o)n(en).

Te huren

Circa 1.066 m² v.v.o. kantoorruimte gelegen op de begane grond en 1e verdieping (inclusief een aandeel in de algemene ruimten) in het bouwdeel A (vrijstaande gebouw) van de kantoorontwikkeling Telespy, gelegen aan de Tempelhofstraat te Amsterdam.

Bij het gehuurde zijn parkeerplaatsen aanwezig in ondergelegen parkeerkelder. Conform de vigerende norm (1:107) zijn 10 plaatsen beschikbaar. De plaatsen zijn gesitueerd nabij de ingang van bouwdeel A.

Huurder heeft de mogelijkheid tot de huur van circa 67 -140 m² v.v.o. archiefruimte in de kelder.

Huurtermijn

5 jaar met aansluitende perioden van telkens 5 jaar (eerste verlengingsperiode is huurdersoptie).

Huuringangsdatum

1 juli 2004.

Opzegtermijn

12 maanden.

Huurprijs

Kantoorruimte	EUR 160,00 per m² v.v.o. per jaar, te verme erderen met servicekosten en BTW

Archief	EUR 70,00 per m² v.v.o. per jaar, te vermeerderen met servicekosten en BTW

Parkeren	EUR 1.450,00 per plaats per jaar, te vermeerderen met BTW.

Huurprijsaanpassing

Jaarlijkse verhoging, voor het eerst één jaar na huuringangsdatum, op basis van de wijziging van het maandprijsindexcijfer volgens de consumentenprijsindex (CPI) reeks CPI Alle Huishoudens (2000 = 100), gepubliceerd door het Centraal Bureau voor de Statistiek (CBS).

Service/servicekosten

Onderstaande leveringen en diensten zijn inde servicekosten opgenomen:

•	gas, c.q. olieverbruik inclusief vastrecht;
•	elektriciteitsverbruik inclusief vastrecht ten behoeve van de installaties en deverlichting van de gemeenschappelijke ruimten;
•	waterverbruik inclusief vastrecht;
•	onderhoud en periodieke controle van verwarmings-en/of luchtbehande- lingsinstallatie(s);
•	idem van liftinstallatie(s), met uitzondering van de minder validenlift;
•	idem van hydrofoorinstallatie;
•	idem vanglazenwasinstallatie;
•	idem van brandmelder-, gebouwbewakings-, storingsmelder-en nood-stroominstallatie(s);
•	schoonmaakkosten van de gemeenschappelijke ruimten, liften, beglazing buitenzijde, beglazing gemeenschappelijke ruimten, terrassen, parkeerkelder en/of terrein;
•	verzorging huisvuil, containerhuur e.d.;
•	assurantiepremie buitenbeglazing;
•	administratiekosten ad 5% over de hierboven genoemde leveringen en diensten.

De servicekosten bedragen EUR 22,00 per m2 v.v.o. per jaar, te vermeerderen met BTW. De servicekosten dienen op voorschotbasis te worden voldaan. Verrekening vindt jaarlijks plaats op basis van de werkelijke kosten.

Betalingsverplichting

Huur en servicekosten per kwartaal vooruit, inclusief de daarover verschuldigde BTW. Eerste huurbetaling vindt plaats voor het eerst op 1 maart 2005. Servicekosten worden per datum van huuringang in rekening gebracht.

Zekerheidstelling

Bankgarantie of waarborgsom ter grootte van 3 maanden huur inclusief de servicekosten en de BTW.

Indien een dochter van Align Technology Inc. USA de hurende partij is, dan verstrekt Align Technology Inc. USA een additionele concerngarantie.

Gebruik

Te gebruiken als kantoorruimte voorzien van technische werk-/ kantoorruimte (onder andere een röntgenscan) met parkeervoorziening. Verhuurder meldt nadrukkelijk dat conform het vigerende bestemmingsplan het gehuurde een kantoorbestemming heeft. Huurder dient zelf zorg te dragen voor het verkrijgen van (eventueel) benodigde vergunningen en/of ontheffingen ten behoeve van het beoogde gebruik.

Opleveringsniveau

Het geheel wordt eenmalig opgeleverd door verhuurder inclusief o.a.:

•	representatieve entree;
•	isolerend zonwerend glas;
•	te openen ramen;
•	natuursteen in de centrale hal;
•	trappen en bordes voorzien van vloerbedekking;
•	plafondhoogte 2750 mm, plafondhoogte gevelzone 3150 mm, systeemplafond voorzien van verlichtingsarmaturen, luchttoevoerroosters etc.
•	klimaat behandelingsinstallatie als een constant volumesysteem met na(lucht)-verwarming individueel regelbaar per vertrek van minimaal 25 m²;
•	indeelbaarheid per 1.80 m;
•	luxe toiletgroepen per etage en een extra mindervalide toilet op de begane grond;
•	in de muur geïntegreerde wandgoten;
•	kabelgoten en ladders boven de verlaagde plafonds;
•	bedienings-en signaleringspaneel in centrale hal;
•	deurbelinstallatie en brandmeldinstallatie;
•	aansluitvoorziening ten behoeve van pantry;
•	de parkeergarage is voorzien van roldeur en intercominstallatie.

De ruimte wordt eenmalig schoon en ontruimd opgeleverd inclusief het reinigen van beglazing aan binnen en buitenzijde.

Bijzonderheden

•	Huurvrije periode

Huurder verkrijgt een huurvrije periode van 8 maanden (van 1 juli 2004 tot en met 28 februari 2005). In deze periode is huurder alleen servicekosten verschuldigd.

•	Inrichtingsbijdrage

Verhuurder is bereid een inrichtingsbijdrage ter beschikking te stellen van EUR 300,00 per gehuurde m² v.v.o ten behoeve van inrichting van het gehuurde (bijvoorbeeld voor wanden, vloerbedekking, bekabeling en/of meubilair). Als compensatie hiervoor wordt de huurprijs van de kantoorruimte verhoogd met EUR 39,00 per m² v.v.o Huurder verstrekt een additionele bankgarantie/ concerngarantie ter grootte van de totale investering. Uitgangspunt hierbij is een tienjarige annuïteit op basis van 6%. Indien huurder geen gebruik maakt de eerste verlengingsperiode, dan zal zij een eenmalige vergoeding betalen aan verhuurder (voor de resterende waarde van de investering) ter grootte van EUR 170,00 per gehuurde m² v.v.o

•	Goedereningang

Verhuurder verzorgt de aanpassingen in de achtergevel van de begane grond ten behoeve van een goedereningang alsmede het aanpassen van het vloerrooster. Uitgangspunt is een toegangsdeur waardoor een pallet het gebouw binnengebracht kan worden.

•	Pantry en receptie voorzieningen

Verhuurder stelt eenmalig een stelpost van maximaal EUR 10.000,00 excl. BTW ter beschikking voor een pantry in de gehuurde ruimte en een receptiebalie. Uitvoering in overleg met verhuurder.

•	Koeling

Het gebouw beschikt over mechanische ventilatie met top-koeling. Koelcapaciteit is 35 W/m². Indien nodig kan de bedrijfsruimte (X-Ray scan en computerruimte) voorzien worden van additionele koeling. Verhuurder verzoekt huurder om aanvullende gegevens omtrent wamtelasten.

•	Vloerbelasting

Verhuurder garandeert dat de technische apparatuur op de begane grond van het gehuurde geplaatst kan worden. De plaats hiervoor is bepaald door de constructeur en gegevens hiervan zijn reeds aan u verstrekt.

•	Markthuurprijsherziening

Partijen hebben het recht tot een markthuurprijsherziening aan het einde van iedere huurtermijn (voor het eerst op 1 juli 2009) conform het standaardmodel ROZ.

•	Toegang

Huurder heeft 24 uur, 7 dagen per week toegang tot het gehuurde.

•	Naamsaanduiding

Huurder heeft het recht na toestemming verhuurder en goedkeuring gemeente een naamsaanduiding aan te brengen op de gevel. Huurder zal hiervoor een voorstel doen. Verhuurder zal haar toestemming niet op onredelijke gronden weigeren. Huurder heeft het recht één vlaggenmast te gebruiken.

•	Recht van onderverhuur/ contractsovername

Huurder heeft het recht (een deel van) de gehuurde ruimte onder te verhuren dan wel het contract aan een derde partij over te dragen (contractsovername), na schriftelijke toestemming van verhuurder welke hij niet op onredelijke gronden zal weigeren.

•	Overige bijzonderheden

–    verhuurder verzorgt elektrameters per verdieping;

–    verhuurder verzorgt een intercom/opener per verdieping;

–    huurder is vrij de locatie van de receptiebalie te bepalen;

–    verhuurder verzorgt bewegwijzeringen in het complex.

Overige

Voor het overige zullen de bij huur en verhuur van soortgelijke ruimten gebruikelijke bepalingen van toepassing zijn met dien verstande dat voor de verdere vastlegging gebruik gemaakt zal worden van het standaardmodel van de Raad voor Onroerende Zaken (ROZ).

De huurovereenkomst zal in de Nederlandse taal worden opgesteld en deze wordt door partijen ondertekend. Ter informatie zal een vertaling in het Engels worden bijgevoegd. Aan deze vertaling kunnen geen rechten worden ontleend.

Huurder heeft het recht de huurovereenkomst te ontbinden indien er geen vergunning voor het gebruik van de X-Ray scan en/of algemene gebruiksvergunning wordt verstrekt. Deze ontbinding is alleen schriftelijk in te roepen waarbij de stukken welke de afwijzing bevestigen worden bijgevoegd. Huurder kan uiterlijk op vrijdag 10 september 2004 een beroep doen op de ontbindende voorwaarde. Bij ontbinding zal huurder alle bijdragen van en investeringen door -verhuurder binnen 10 werkdagen crediteren aan verhuurder, verhoogd met 7% rente gerekend over de periode van verstrekking door verhuurder tot datum ontbinding.

Verhuurder zal niet eerder dan dat de huurovereenkomst onherroepelijk is geworden, aanvangen met bouwkundige/ installatietechnische aanpassingen aan het gehuurde alsmede de aanvraag voor een bouwvergunning ten behoeve van de goedereningang.

Bovenstaand huurvoorstel doen wij u gestand tot vrijdag 14 mei 2004, 12:00 uur. Indien wij voordien geen schriftelijke reactie van u hebben ontvangen acht verhuurder zich vrij met derden een overeenkomst te sluiten.

Wij vertrouwen erop u hiermede een passend voorstel te hebben gedaan en zien gaarne uw bevestiging tegemoet.

Met vriendelijke groet,

DTZ Zadelhoff v.o.f.,	Align Technology,
namens deze,	namens deze,

ing. Erik O. Tijsma	/s/ ROGER E. GEORGE
Roger E. George, General Counsel
Plaats: Align Technology

Datum: 13 mei 2004

c.c. verhuurder